American Balanced Fund

December 31, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$946,069
Class B	$1,060
Class C	$73,871
Class F1	$65,724
Class F2	$84,464
Total	$1,171,188
Class 529-A	$51,256
Class 529-B	$128
Class 529-C	$8,983
Class 529-E	$2,177
Class 529-F1	$2,450
Class R-1	$1,565
Class R-2	$12,602
Class R-2E	$144
Class R-3	$47,533
Class R-4	$88,272
Class R-5	$51,662
Class R-5E	$12
Class R-6	$198,498
Total	$465,282

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4400
Class B	$0.1989
Class C	$0.2515
Class F1	$0.4238
Class F2	$0.4916
Class 529-A	$0.4198
Class 529-B	$0.1618
Class 529-C	$0.2327
Class 529-E	$0.3620
Class 529-F1	$0.4761
Class R-1	$0.2500
Class R-2	$0.2508
Class R-2E	$0.3280
Class R-3	$0.3564
Class R-4	$0.4306
Class R-5	$0.5008
Class R-5E	$0.4673
Class R-6	$0.5144

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$6,834
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$4,486,382
D) Long - term debt securities including convertible debt	$34,859,370
E) Preferred, convertible preferred, and adjustable rate preferred stock	$64,509
F) Common Stock	$61,964,210
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$2,073,312
K) Receivables from affiliated persons	$0
L) Other receivables	$538,319
M) All other assets	$1,013
N) Total assets	$103,993,949
O) Payables for portfolio instruments purchased	$2,506,011
P) Amounts owed to affiliated persons	$53,483
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$304,395
S) Senior equity	$0
T) Net Assets of Common shareholders	$101,130,060

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,232,369
Class B	2,662
Class C	314,908
Class F1	165,033
Class F2	230,034
Total	2,945,006
Class 529-A	125,762
Class 529-B	359
Class 529-C	39,399
Class 529-E	6,158
Class 529-F1	5,442
Class R-1	6,249
Class R-2	50,330
Class R-2E	696
Class R-3	135,655
Class R-4	239,471
Class R-5	79,981
Class R-5E	79
Class R-6	445,658
Total	1,135,239

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.81
Class B	$24.84
Class C	$24.66
Class F1	$24.79
Class F2	$24.79
Class 529-A	$24.77
Class 529-B	$24.91
Class 529-C	$24.75
Class 529-E	$24.76
Class 529-F1	$24.75
Class R-1	$24.64
Class R-2	$24.66
Class R-2E	$24.74
Class R-3	$24.69
Class R-4	$24.76
Class R-5	$24.83
Class R-5E	$24.78
Class R-6	$24.81

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$92,799,030